UNITED STATES
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PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	March 11, 2008
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

CONSOLIDATED-TOMOKA LAND CO. BOARD RESPONDS TO
WINTERGREEN ADVISERS, LLC

DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (AMEX–CTO) today sent the following letter to Mr. David J. Winters of Wintergreen Advisers, LLC:

VIA FEDERAL EXPRESS

March 10, 2008

Mr. David J. Winters
Wintergreen Advisers, LLC
333 US Route 46 West, Suite 204
Mountain Lakes, NJ  07046

RE:           Your Letters Dated January 21, 2008, and February 6, 2008,
and Our Joint Meeting of February 5, 2008

Dear Mr. Winters:

At a special meeting of our board of directors (the “Board”) of Consolidated-Tomoka Land Co. ("Consolidated Tomoka" or the "Company") held on February 29, 2008, the Board thoroughly discussed the issues raised in your letters of January 21, 2008 and February 6, 2008, and at the February 5, 2008 meeting you had with most of our Board.  We extend our thanks to you for your personal commitment of time to travel to Daytona Beach to meet with us.  It is very clear from our meeting with you that we all share a common goal of doing what is in the long-term best interest of Consolidated Tomoka.  As this letter will point out, our Board of Directors agrees with some of the concerns you have raised and holds a different opinion regarding other concerns you raised.  As chairman of the Board, I have been designated by the Board to write this letter to inform you of the conclusions the Board reached at the special meeting.  The Board’s responses to the specific points you raised in your letters and at your meeting with our Board (which for convenience we have numbered and briefly described below) are as follows:

1.	Aligning management compensation to the success of the company in achieving its stated goals.

At its October 2007 Board meeting, the Board directed the Compensation and Stock Option Committee (the "Compensation Committee") to consider and discuss the merits of hiring a consultant to review the Company's executive compensation program. The Compensation Committee reviewed proposals from several qualified firms and selected Towers Perrin at its January 2008 meeting. Towers Perrin was engaged to perform a comprehensive review, including benchmarking and peer company comparison, of the Company's entire executive compensation program, including base salaries, bonus and incentive compensation and benefit plans and arrangements, and equity and option granting practices, for use by the Compensation Committee in evaluating and establishing executive compensation.  We expect that this may include recommendations on the alignment of incentive compensation with the achievement of goals of the Company's business plan.  Once the review is completed, the Compensation Committee and the Board will evaluate the results and take appropriate actions. Base salary increases and stock option grants for officers for 2008 have been postponed pending the completion and review of the Towers Perrin executive compensation study.

2.	Review of the growth and level of company operating costs.

The Board annually approves management’s business plan and operating budgets and receives quarterly updates regarding the implementation of this plan and the status of the budget.  Controlling overhead expenses is always a priority.  General and administrative expenses increased from 2000 through 2007 primarily due to the cost of implementing and maintaining Sarbanes-Oxley policies and retirement benefit accounting changes (totaling approximately $495,000) and a non-cash adjustment required by a mandated change in accounting for stock options (totaling approximately $1,360,000).  All other general and administrative expenses increased a total of approximately $925,000 over the same seven year period, an average of 3.9% per year.  Inflation during the same seven year period averaged approximately 3.0% per year.  The Company is currently managed by a corporate staff of 17 employees, the same number employed in 2000.

3.	Hiring competent outside advisors to develop a strategy to better address the long-term goals of the company.

In 1999, the Company adopted a strategy (which we refer to as our business plan) that we believed could increase shareholder value year-after-year and also produce stable earnings during depressed real estate markets.  Our business plan accelerates the conversion of our agricultural lands into a geographically diverse portfolio of income properties utilizing income tax deferral under Section 1031 of the Internal Revenue Code.  The 1031 exchange process allows the Company to postpone, hopefully indefinitely, the income taxes generated by land sales that are carried on our books at a very low tax basis, and reinvest the gross proceeds from the land sales.

Our sales strategy has produced significant new, quality development on lands sold and has driven up demand and sales prices on our adjacent lands. The value of our debt-free income property portfolio has grown to over $110 million, and that portfolio is producing a stable cash flow.

In 2001, the Company hired an outside financial advisor to assist the Company in exploring strategic options and to develop a proprietary computer model to test our assumptions, monitor annual progress of our current business plan and analyze alternative strategies.

The Board reviews the model developed in 2001 annually against various alternative strategies. We have periodically made minor modifications to our business plan based on this review.  To date we believe that our adopted business plan of using 1031 reinvestments consistently outperforms all other alternatives.

The Board believes that our business plan will produce the highest shareholder value to the benefit of all shareholders and at this time does not believe hiring new consultants to develop an alternative business plan is in the Company’s best interest. The Board will continue to monitor our business plan and make changes as appropriate.

4.	Separating the role of chairman of the board from management.

The Board is committed to practicing good corporate governance. All of our directors are independent other than our CEO.  At the board meeting following the April annual meeting of shareholders, we will select the most qualified board member to serve as our next Chairman. That person must have the knowledge and vision to lead the Company into the future so we can achieve our stated goal of  maximizing shareholder value.

In prior years Consolidated Tomoka has successfully operated with both separated and combined CEO and Chairman positions. The Company has used the combined CEO/Chairman position as part of its management succession plan.  For example, prior to my joining the Company in 1990, my predecessor was Chairman, President, and CEO.  He remained Chairman when I joined the Company as President and CEO.  In 1998 I was elected Chairman and retained the President and CEO titles.  In 2000, Mr. McMunn was elected President and COO, and I remained Chairman and CEO. In 2001 Mr. McMunn was elected President and CEO, and I retained the Chairman’s title.  The Board’s consensus is that we should continue to maintain flexibility to permit this type of Company leadership transition, which ensures continuity and preserves the historic perspective of past and present Company operations, as well as long-term vision.

5.	Hiring forensic accountant to review past years’ activities to verify that all proper processes and procedures are in place and have been followed to avoid conflicts of interest.

Our Audit Committee, consisting of all independent directors, takes corporate governance very seriously.  In addition to our independent auditors, KPMG, we also employ Grant Thornton to review and test internal controls annually and report its findings to the Audit Committee. Grant Thornton’s work is also reviewed by KPMG. Neither firm has uncovered any of the issues or concerns raised in your letter.

As part of the engagement of KPMG and Grant Thornton, both firms review our 1031 transactions, golf operations, and business expenses, and no material discrepancies have been reported to the Audit Committee based on these reviews.  Our Audit Committee carefully examines all information provided by Grant Thornton and KPMG to insure that management’s responses are correct and complete.  Further, the Board and management scrupulously strive to avoid conflicts.  In the rare instance when a conflict occurs, the issue is appropriately discussed and disclosed.

The Audit Committee and the Board see no compelling reason to hire a third accounting firm to conduct a forensic audit. The Company has a whistleblower hotline and established policies independent of management to allow any employee to report any improprieties.  None have been reported.

If you or any shareholder has knowledge or reasonable cause to suspect any potential issues implied in your letter, please provide any details in writing and address them to our Audit Committee. The Audit Committee will work with Grant Thornton and KPMG to investigate any credible allegation.

6.	Improving public disclosure.

Like any public company, Consolidated Tomoka relies heavily on its periodic reports (including its Annual Report on Form 10-K, Form 10-Qs and Form 8-K) and press releases to disclose material information to shareholders. Our Audit Committee is not aware of any Securities and Exchange Commission ("SEC") disclosure complaints. In general the Company’s philosophy on forward-looking public disclosure has always been to err on the side of being conservative.  The Company believes that the prudent disclosure policy is to report on each material value-added event, but not to speculate on the long-term financial benefits of such events.

Wintergreen or any other shareholder can always contact the Company to obtain more detailed financial data or answers to any financial questions, provided such inquiry does not involve disclosure of material non-public information. Management welcomes annual visits from its largest shareholders. These visits provide an excellent opportunity to tour the land holdings and ask questions.

7.	Review of company activities to determine whether or not the appropriate authority and responsibility resides in the company officers and the board of directors.

The Board has adopted standing resolutions to limit the authority of officers and employees to sign sales contracts.  Depending on the circumstances these resolutions require approval by either the CEO, CEO with Chairman concurrence, Executive Committee, or the Board.  Typically most of our sales and all large sales are reported to the full Board as discussions advance toward a sales contract.  Therefore, it is not uncommon that a sales contract, once actually signed, has been discussed several times at Board meetings.  The Board also adopts standing resolutions to limit borrowing and property purchases.  Theses resolutions are reviewed annually or more frequently if needed. The Company also provides the brokerage community with published listing information and accompanying sales prices.  Pricing on each parcel is reviewed and may be adjusted at least annually.

We consistently sell our lands for the highest prices per square foot in our market.  If the real estate market were to soften for our properties and customers were not willing to pay our prices, we have the financial strength to hold our properties until demand again increases pricing.

Personal investment in the Company by its officers.

The Board also wishes to address your general comment as to the lack of personal investment by officers in the Company.  We agree that management should own stock in the Company so as to be committed to its long-term success. We have adopted the 2001 Stock Option Plan for management that has vested our managers in the long-term success of the Company.  Currently, our CEO is among the top 15 largest shareholders in the Company. Our Senior Vice President-Finance and Treasurer’s is also a major shareholder. Other officers and employees as a group also own stock and are motivated by their stock option grants to grow the Company and increase the share price.

Request by Wintergreen to expand the Board.

We have operated as a Board consisting of nine directors for over a decade.  During that time, we have come to appreciate that each director of a nine-member Board has more opportunity to participate in Board activities than those serving on Boards with a larger number of directors.  Therefore, the assurance of participation is a built in incentive for us to prepare for meetings, which makes us better directors and improves our corporate governance and oversight.  We, as well as you, are interested in controlling expenses, and we are mindful that a larger Board, especially with a large number of out-of-state members, would add to our overhead.  In summary, we believe that our current nine-member Board is appropriate and effective for Consolidated Tomoka.  Accordingly, we have taken no action to expand the Board at this time.  When we have an opening, nominees will be considered in accordance with the procedures stated in our Governance Committee Charter.

In closing, I want to emphasize that we believe our Board is very competent and totally committed, willing and able to apply whatever talent is necessary for Consolidated Tomoka’s success.  Your letters have provided a test of many of our policies and practices and our critical review was a healthy process.  Please be assured that we will always consider your ideas and suggestions with sincere interest.

Sincerely,

/s/ Bob D. Allen
Bob D. Allen
Chairman of the Board

cc:  Board of Directors

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. (the "Company") is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of income properties strategically located throughout the Southeast, and the development, management and sale of targeted real estate properties.  Visit our website at www.ctlc.com

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“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements include many factors that are beyond the Company’s ability to control or estimate precisely.  These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; the loss of any major income property tenants; and the availability of capital.  Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

IMPORTANT INFORMATION
The Company plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2008 Annual Meeting when it becomes available, because it will contain important information.  Security holders may obtain a free copy of the Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov.  The Proxy Statement and these other documents may also be obtained for free from the Company by directing a request to Consolidated-Tomoka Land Co., Attn: Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

CERTAIN INFORMATION CONCERNING PARTICIPANTS
The Company, its directors and named executive officers may be deemed to be participants in the solicitation of the Company's security holders in connection with its 2008 Annual Meeting.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and its proxy statement dated March 23, 2007, each of which is filed with the SEC.  To the extent holdings of the Company's securities have changed since the amounts printed in the proxy statement dated March 23, 2007, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement filed by the Company in connection with the Company’s 2008 annual meeting.